Exhibit 99.1

McGraw Hill Financial Announces Pricing of Senior Notes

NEW YORK, May 20, 2015 /PRNewswire/ – McGraw Hill Financial, Inc. (NYSE: MHFI) today announced the pricing of its offering of $700 million in aggregate principal amount of senior notes due 2025 (the “notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on May 26, 2015, subject to customary closing conditions.

The notes will bear interest at a rate of 4.00% per annum and will pay interest semi-annually in cash in arrears on June 15 and December 15 of each year, beginning on December 15, 2015. The notes will mature on June 15, 2025. The notes will be guaranteed by McGraw Hill Financial’s subsidiary Standard & Poor’s Financial Services LLC. McGraw Hill Financial intends to use the net proceeds from the offering for general corporate purposes.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The notes are being offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 17,000 employees in 30 countries.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places throughout this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; the expected impact of acquisitions and dispositions; our effective tax rates; and our cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•
the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard& Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ and our other businesses, including new and amended regulations and our compliance therewith;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•	worldwide economic, financial, political and regulatory conditions;
•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;
•	the level of interest rates and the strength of the credit and capital markets in the U.S. and abroad;
•	the demand and market for credit ratings in and across the sectors and geographies where we operate;
•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or improper disclosure of confidential information or data;

•	the effect of competitive products and pricing;
•	consolidation in our end-customer market;
•	the impact of cost-cutting pressures across the financial services industry;
•	a decline in the demand for credit risk management tools by financial institutions;
•	the level of success of new product development and global expansion;
•	the level of merger and acquisition activity in the U.S. and abroad;
•	the volatility of the energy marketplace;
•	the health of the commodities markets;
•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;
•	the level of our future cash flows;
•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;
•	the level of our capital investments;
•	the level of restructuring charges we incur;
•	the strength and performance of the domestic and international automotive markets;
•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	changes in applicable tax or accounting requirements;
•	the impact on our net income caused by fluctuations in foreign currency exchange issues; and
•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including sanctions laws relating to countries such as Iran, Russia, Cuba, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information about our businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in our most recently filed Annual Report on Form 10-K.

Contacts:

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
(347) 419-4169 (cell)
Jason.feuchtwanger@mhfi.com

Chip Merritt
Vice President, Investor Relations
(212) 512-4321
chip.merritt@mhfi.com